Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS FOURTH-QUARTER 2008 RESULTS

  •    Proactive Restructuring Efforts Continue
  •    Positive Earnings and Cash Flow Expected in 2009
  •    Company Records Non-Cash Impairment Charges

WARREN, Ohio – February 25, 2009 – Stoneridge, Inc. (NYSE: SRI) today announced net sales of $158.0 million and a net loss of $108.4 million, or $(4.63) per diluted share, for the fourth quarter ended December 31, 2008.  The loss for the quarter included an after-tax non-cash goodwill expense and non-cash deferred tax asset valuation allowance of $108.1 million or ($4.62) per share and $3.4 million or $(0.14) per share for after-tax expenses associated with previously announced restructuring initiatives. As indicated in the Company’s press release of February 11, 2009 announcing a delay in its earnings release for the fourth quarter of 2008 to allow time to complete an asset impairment analysis, including goodwill, the effect of the goodwill impairment charges and deferred tax asset valuation allowance (“other non-recurring items”) was not included in our previously affirmed guidance of $0.40 to $0.46.  Excluding the other non-recurring items, the Company would have reported earnings of $0.45 per diluted share for 2008.

The Company achieved income from continuing operations (excluding restructuring and other non-recurring items) in 2008 of $22.8 million, or $0.98 per share, compared with $17.6 million, or $0.75 per share, in 2007. The Company aggressively pursued restructuring efforts starting in late 2007 and during 2008 to adjust its cost structure and eliminate overhead centers to enhance profitability in robust economic times and protect profitability when market adversity occurs. The Company recorded after-tax restructuring expenses of $12.3 million, or $0.53 per share in 2008, as a result of these restructuring efforts.  In accordance with SFAS 142 (Accounting for Goodwill and Other Intangible Assets) and SFAS 109 (Accounting for Income Taxes), the 2008 results also include an after-tax non-cash goodwill impairment charge in the Company's control device segment of $46.1 million, or $1.97 per share, and a non-cash valuation allowance against deferred tax assets of $62.0 million or $2.65 per share. The impact of the non-cash impairment charge and deferred tax asset valuation allowance was driven by adverse equity market conditions that caused a decrease in current market multiples and the Company's stock price as of December 31, 2008.

Net sales decreased $27.5 million, or 14.8 percent, to $158.0 million, compared with $185.5 million for the fourth quarter of 2007.  The decrease in net sales was primarily caused by significantly reduced production volumes in the North American passenger car/light truck market, lower production in the European and North American commercial vehicle markets and the impact of foreign currency translation.  Foreign currency translation decreased fourth-quarter net sales by approximately $15.0 million compared with the same period in 2007.  The sales decrease was partially offset by the strength in the North American agricultural and off-road market.

Net income excluding the restructuring initiatives and the after-tax non-cash goodwill expense and non-cash valuation allowance for the fourth quarter was $3.1 million, or $0.13 per diluted share, compared with net income excluding restructuring charges of $7.3 million, or $0.31 per diluted share, in the fourth quarter of 2007.  The decrease in net income was due primarily to the reduced sales volumes described above and the loss of overhead recoveries because of lower production volumes which was the result of restructuring inventories built in the first half of 2008.

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“While we are not satisfied with our reported operating results, given the volatility of the markets globally, we responded well in adjusting to lower volumes,” said John C. Corey, president and chief executive officer.  “In addition, we completed the two significant restructuring initiatives announced in late 2007.  Beyond these, we further realigned our cost structure to the most recent market conditions.  Excluding restructuring costs and after-tax non-cash goodwill expense and non-cash valuation allowance in the fourth quarter, we earned $0.13 per share.”

Corey added, “We are in an extremely volatile time for the transportation industry globally.  In this environment, we will continue to adjust our cost structure and target near-term revenue opportunities.  Because of our efforts to improve our liquidity, we have $92.7 million in cash available for operating needs or other uses.  While the year has not produced the results we expected, I am proud of the work our team has done in 2008.”

For the year ended December 31, 2008, net sales were $752.7 million, an increase of $25.6 million or 3.5 percent compared with $727.1 million for the year ended December 31, 2007.  The net loss for 2008 was $97.5 million, or $(4.17) per diluted share, compared with net income of $16.7 million, or $0.71 of income per diluted share, in 2007.  Earnings per share for 2008 include $(5.15) per share for restructuring expenses, an after-tax non-cash goodwill expense and non-cash deferred tax asset valuation allowance.  For the year ended December 31, 2008, the Company achieved income from continuing operations (excluding restructuring and other non-recurring items) of $22.8 million compared with $17.6 million in 2007.

Net cash provided by operating activities for the year was $42.5 million, compared with net cash provided of $33.5 million for the prior year.  The increase of $9.0 million in cash provided by operating activities was primarily due to lower accounts receivable balances in the current year.  Stoneridge has $92.7 million in cash at the end of 2008 available to support operations as needed. The Company’s $183.0 million 11.5% senior notes and asset backed credit facility mature in May 2012 and November 2011, respectively.  The Company’s asset-backed credit facility remains undrawn and does not contain restrictive performance covenants.

Use of Non-GAAP Financial Measures
A reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP measures, and an explanation of the Company’s use of non-GAAP measures, is included in the exhibits to this press release.

Outlook
“The environment for 2009 will most likely be the most challenging the Company has ever experienced,” Corey said.  “The same is true for the entire industry given the interdependence of the supply chain to the OEMs.   Although we have positioned Stoneridge to weather the storm as we see it now, we have decided not to provide specific earnings guidance at this time, due to the uncertainty of market conditions.  However, we expect that Stoneridge should be both earnings and cash flow positive in 2009 based on our expected sales in 2009.”

Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2008 fourth-quarter results can be accessed at 11 a.m. Eastern time on Wednesday, February 25, 2009, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets.  Additional information about Stoneridge can be found at www.stoneridge.com.

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Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release.  Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business.  In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.  Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-2443

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STONERIDGE, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the Three Months		For the Fiscal Years
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Net Sales	$157,965	$185,476	$752,698	$727,120

Costs and Expenses:
Cost of goods sold	128,194	137,352	586,411	559,397
Selling, general and administrative	31,687	34,573	136,563	133,708
Gain on sale of property, plant and equipment, net	(529)	(245)	(571)	(1,710)
Goodwill impairment charge	65,175	-	65,175	-
Restructuring charges	2,514	852	8,391	926

Operating Income (Loss)	(69,076)	12,944	(43,271)	34,799

Interest expense, net	5,274	5,189	20,575	21,759
Equity in earnings of investees	(2,284)	(2,969)	(13,490)	(10,893)
Loss on early exitnguishment of debt	-	-	770	-
Other (income) loss, net	(395)	(76)	(351)	709

Income (Loss) Before Income Taxes	(71,671)	10,800	(50,775)	23,224

Provision for income taxes	36,723	4,319	46,752	6,553

Net Income (Loss)	$(108,394)	$6,481	$(97,527)	$16,671

Basic net income (loss) per share	$(4.63)	$0.28	$(4.17)	$0.72
Basic weighted average shares outstanding	23,407	23,215	23,367	23,133

Diluted net income (loss) per share	$(4.63)	$0.28	$(4.17)	$0.71
Diluted weighted average shares outstanding	23,407	23,524	23,367	23,548

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STONERIDGE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2008	2007
ASSETS	Unaudited

Current Assets:
Cash and cash equivalents	$92,692	$95,924
Accounts receivable, less reserves of $4,204 and $4,736, respectively	96,535	122,288
Inventories, net	54,800	57,392
Prepaid expenses and other	9,069	15,926
Deferred income taxes	1,495	9,829
Total current assets	254,591	301,359

Long-Term Assets:
Property, plant and equipment, net	87,701	92,752
Other Assets:
Goodwill	493	65,176
Investments and other, net	39,652	39,454
Deferred income taxes	-	29,028
Total long-term assets	127,846	226,410
Total Assets	$382,437	$527,769

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$50,719	$69,373
Accrued expenses and other	43,485	47,198
Total current liabilities	94,204	116,571

Long-Term Liabilities:
Long-term debt	183,000	200,000
Deferred income taxes	7,002	2,665
Other liabilities	6,473	2,344
Total long-term liabilities	196,475	205,009

Shareholders' Equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	-	-
Common Shares, without par value, authorized 60,000 shares, issued 24,772 and 24,601
shares and outstanding 24,665 and 24,209 shares, respectively, with no stated value	-	-
Additional paid-in capital	158,039	154,173
Common Shares held in treasury, 107 and 392 shares, respectively, at cost	(129)	(383)
Retained (deficit) earnings	(59,155)	38,372
Accumulated other comprehensive income (loss)	(6,997)	14,027
Total shareholders’ equity	91,758	206,189
Total Liabilities and Shareholders' Equity	$382,437	$527,769

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STONERIDGE, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Fiscal Years
	Ended December 31,
	2008	2007
	(Unaudited)	(Audited)
OPERATING ACTIVITIES:
Net cash provided by operating activities	$42,456	$33,525

INVESTING ACTIVITIES:
Capital expenditures	(24,573)	(18,141)
Proceeds from sale of fixed assets	1,652	12,315
Business acquisitions and other	(980)	-
Net cash used for investing activities	(23,901)	(5,826)

FINANCING ACTIVITIES:
Repayments of long-term debt	(17,000)	-
Share-based compensation activity	1,322	2,119
Premiums related to early extinguishment of debt	(553)	-
Other financing costs	-	(1,219)
Net cash provided by (used for) financing activities	(16,231)	900

Effect of exchange rate changes on cash and cash equivalents	(5,556)	1,443

Net change in cash and cash equivalents	(3,232)	30,042

Cash and cash equivalents at beginning of period	95,924	65,882

Cash and cash equivalents at end of period	$92,692	$95,924

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RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

To supplement Stoneridge’s condensed consolidated financial statements presented on a basis in accordance with generally accepted accounting principles (GAAP) in the United States, the Company’s management also uses and discloses certain non-GAAP financial measures.  These non-GAAP financial measures are not in accordance with, nor are they alternatives for, GAAP-based financial measures.  The Company includes these non-GAAP financial measures because it believes they provide useful information with which to evaluate the performance of the Company.  The non-GAAP measures included in this press release have been reconciled to the comparable GAAP measures within the accompanying table, as required under Securities and Exchange Commission (SEC) rules regarding the use of non-GAAP financial measures. They should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

A reconciliation of GAAP net loss and EPS to adjusted net income before restructuring related expenses and other non-recurring costs and EPS is presented below:

	For the Three Months Ended				For the Fiscal Year Ended
	December 31,				December 31,
	2008		2007		2008		2007
	Dollars	EPS	Dollars	EPS	Dollars	EPS	Dollars	EPS
	(Unaudited)		(Unaudited)		(Unaudited)		(Audited)
Adjusted net income per share before restructuring
related expenses and other non-recurring items
Net income (loss)	$(108,394)	$(4.63)	$6,481	$0.28	$(97,527)	$(4.17)	$16,671	$0.71
Total restructuring related expenses, net of
tax benefits	3,386	0.14	867	0.04	12,286	0.53	915	0.04
Goodwill impairment, net of tax benefits	46,052	1.97	-	-	46,052	1.97	-	-
Deferred tax asset valuation allowance	62,006	2.65	-	-	62,006	2.65	-	-

Adjusted net income before restructuring related
expenses and other non-recurring items	$3,050	$0.13	$7,348	$0.31	$22,817	$0.98	$17,586	$0.75

Diluted weighted average shares outstanding [1]	23,407		23,524		23,367		23,548

1 - Basic and Diluted weighted average shares outstanding are the same for 2008 periods as a net loss caused the dilutive shares to have an anti-dilutive effect.

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